Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268888

PROSPECTUS

64,017,688 Ordinary Shares

167,000 Private Placement Warrants to Purchase Ordinary Shares

This prospectus relates to the issuance by us of up to 1,736,545 ordinary shares, with a nominal value of € 0.12 per share (“Ordinary Shares”) underlying options issued pursuant to our Rollover Option Plan (such options, the “Rollover Options,” and such plan, the “Rollover Plan”). The Rollover Options each have an exercise price of EUR 1.16392. This prospectus also relates to the issuance by us of up to 3,352,857 Ordinary Shares that are issuable upon the exercise of 3,352,857 Warrants (as defined below) and up to 1,886,137 Ordinary Shares issuable upon the achievement of a certain clinical development milestone (the “Earnout Shares”), each as have been previously registered on Form F-4 (File No. 333-266510).

This prospectus also relates to the offer and sale, from time to time, by the selling securityholders identified in this prospectus (each, a “Selling Securityholder” and collectively, the “Selling Securityholders”), or their permitted transferees, of up to 60,395,006 Ordinary Shares, which consists of (i) up to 22,960,001 Ordinary Shares (the “PIPE Shares”) issued on November 22, 2022 in a private placement pursuant to subscription agreements, dated July 25, 2022 (the “Subscription Agreements”) at a price per share of $10.00, (ii) up to 32,668,005 Ordinary Shares, required to be registered pursuant to the certain Investor Rights Agreement, dated November 22, 2022 (the “Investor Rights Agreement”), by and among us and certain of the Selling Securityholders (including the Ordinary Shares issued for no additional consideration paid at the time of issuance to Saga Investments Coöperatief U.A. (“Amgen”) and Mitsubishi Tanabe Pharma Corporation (“MTPC”), at an assumed value of $10.00 per share, in satisfaction of the payments owed to Amgen and MTPC under the share sale and purchase agreement with Amgen in 2020 (the “2020 SPA”) and the profit right and waiver agreement with MTPC (such rights, the “2020 Profit Rights”)) (the “IRA Shares”), (iii) up to 167,000 Ordinary Shares that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued as part of a unit of Frazier Lifesciences Acquisition Corporation (“FLAC”) at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share of FLAC and one-third of one Private Placement Warrant, in a private placement to Frazier Lifesciences Sponsor LLC (the “Sponsor”) in connection with the initial public offering of FLAC and (iv) up to 4,600,000 Ordinary Shares that are issuable upon the exercise of public warrants (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”), originally issued as part of a unit of FLAC at a price of $10.00 per unit in FLAC’s initial public offering (the “FLAC IPO”), with each unit consisting of one Class A ordinary share of FLAC and one-third of one Public Warrant. This prospectus also relates to the offer and sale, from time to time, by the Selling Securityholders of up to 167,000 Private Placement Warrants. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. Each Warrant entitles the holder thereof to purchase one Ordinary Share at an exercise price of $11.50 per share. The IRA Shares were all acquired at various prices prior to the closing of the Business Combination (as defined below). The IRA Shares initially consisted of (i) 5,326,818 Ordinary Shares that, prior to the Business Combination, originally consisted of 2,500,000 ordinary shares of NewAmsterdam Pharma Holding B.V. (“NewAmsterdam Pharma”) purchased for a price of EUR 1.00 per share, (ii) 22,628,329 Ordinary Shares that, prior to the Business Combination, originally consisted of 10,620,003 NewAmsterdam Pharma Series A preferred shares purchased for a price of EUR 14.00 per share, (iii) 2,367,568 Ordinary Shares that, prior to the Business Combination, originally consisted of 1,111,155 NewAmsterdam Pharma Series A preferred shares issued to certain NewAmsterdam Pharma holders in exchange for the extinguishment of a convertible loan at a price of $10.50 per share, (iv) 5,326,818 Ordinary Shares that, prior to the Business Combination, originally consisted of 2,500,000 NewAmsterdam Pharma non-voting shares issued to certain NewAmsterdam Pharma shareholders in exchange for the waiver of certain rights in connection with the 2020 SPA and for no additional consideration, (v) 608,779 Ordinary Shares that, prior to the Business Combination, originally consisted of 285,714 NewAmsterdam Pharma non-voting shares purchased for a price of EUR 2.48 per share, (vi) 501,000 Ordinary Shares that originally consisted of FLAC Class A ordinary shares purchased by the Sponsor as part of units of FLAC issued in a private placement in connection with the FLAC IPO, at a price of $10.00 per unit, (vii) 3,300,000 Ordinary Shares that originally consisted of FLAC Class B ordinary shares purchased by the Sponsor for a price per share of approximately $0.009 per share, (viii) 150,000 Ordinary Shares that originally consisted of FLAC Class B ordinary shares, held by the former directors of FLAC and acquired by each of them for no additional consideration and (ix) 4,910,000 Ordinary Shares and 3,746,330

Ordinary Shares issued to Amgen and MTPC, respectively, in satisfaction of the 2020 Profit Rights based on an assumed value of $10 per share, in accordance with the 2020 Profit Rights. See the section entitled “Selling Securityholders” for more information on the potential profits each Selling Securityholder may realize upon the sale of their Ordinary Shares pursuant to this prospectus.

Further, based on the initial purchase price paid by the Selling Securityholders, they may experience a positive rate of return based on the current trading price of the Ordinary Shares. For example, based on the price per Ordinary Shares described below, the Sponsor may experience a potential profit of approximately $22.05 per share based on the Sponsor’s initial purchase price of $0.009 for 3,300,000 FLAC shares and approximately $12.06 per share based on the initial purchase price of $10.00 for 501,000 FLAC shares, which were all exchanged on a 1-for-1 basis in connection with the Business Combination. The purchasers of PIPE Shares may also experience a potential profit of approximately $12.06 per share, based on the initial purchase price of $10.00. As a result, the Selling Securityholders may be willing to sell their Ordinary Shares at a price less than shareholders that acquired our shares in the public market or at higher prices than the price paid by such securityholders. The sale or possibility of sale of these Ordinary Shares, including those pursuant to this prospectus, could have the effect of increasing the volatility in the price of the Ordinary Shares or putting significant downward pressure on the price of the Ordinary Shares.

The Ordinary Shares that are being registered for resale under this prospectus represent approximately 65% of the total Ordinary Shares outstanding as of December 31, 2023 (assuming that all Warrants are exercised). The Selling Securityholders, to the extent applicable, will be able to sell all of their shares upon the expiration of the applicable lock-up restrictions. Following the expiration of the applicable lock-up restrictions described herein, the sale of all Ordinary Shares, including those issuable upon exercise of the Warrants, or the perception that such sales may occur, may cause the market prices of our securities to decline significantly.

We will not receive any proceeds from the sale of Ordinary Shares or Warrants by the Selling Securityholders pursuant to this prospectus. We will, however, receive up to approximately $40.5 million for any remaining Warrants or Rollover Options that are exercised for cash, if any. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus, as described in the section titled “Plan of Distribution.” The exercise price of the Warrants may exceed the market price of our Ordinary Shares based on the trading price of our Ordinary Shares. If the price of our Ordinary Shares is below $11.50, we believe that Warrant holders will be unlikely to cash exercise their warrants, resulting in little to no cash proceeds to us.

We are registering the offer and sale of the securities described above to, among other things, satisfy certain registration rights we have granted and to register the issuance of Ordinary Shares underlying Rollover Options issued to certain parties. Our registration of the securities covered by this prospectus does not mean that we or the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit us to sell and the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of Ordinary Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares and Public Warrants are traded on the Nasdaq Global Market (“Nasdaq”) under the symbols “NAMS” and “NAMSW,” respectively. On February 26, 2024, the closing price of our Ordinary Shares on Nasdaq was $22.06 per share, and the closing price of our Public Warrants, was $10.47 per Public Warrant.

We are an “emerging growth company” as the term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 8, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that is being filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the Ordinary Shares underlying the Rollover Options and the Warrants and the Selling Securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of up to 60,395,006 Ordinary Shares (including shares underlying Warrants) and up to 167,000 Private Placement Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Ordinary Shares and/or Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context otherwise indicates, (i) references to the “Company,” “we,” “our” or “us” refer to NewAmsterdam Pharma Company N.V. (f/k/a NewAmsterdam Pharma Company B.V.), together with its subsidiaries, including FLAC; (ii) references to “NewAmsterdam Pharma” refer solely to NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and its subsidiaries. NewAmsterdam Pharma Company N.V. is a Dutch public limited liability company (naamloze vennootschap) incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on June 10, 2022 and converted into a Dutch public limited liability company on November 21, 2022 and the ultimate parent company of NewAmsterdam Pharma and FLAC. We are a late-stage biopharmaceutical company whose mission is to improve patient care in populations with metabolic diseases where currently approved therapies have not been adequate or well tolerated.

Pursuant to Rule 429 under the Securities Act, this prospectus is a combined prospectus which also relates to the Registration Statement on Form F-4 (File No. 333-266510), which was declared effective on October 18, 2022 (the “Prior Registration Statement”), as previously amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 to the registration statement of which this prospectus forms a part. Pursuant to Rule 429 under the Securities Act, the Registration Statement of which this prospectus is a part also constitutes a post-effective amendment to the Prior Registration Statement, and such post-effective amendment became effective concurrently with the effectiveness of the Registration Statement of which this prospectus is a part in accordance with Section 8(c) of the Securities Act.

SERVICE MARKS AND TRADE NAMES

The NewAmsterdam Pharma name, logos and other service marks of NewAmsterdam Pharma appearing in this prospectus are the property of NewAmsterdam Pharma. Solely for convenience, some of the service marks, logos and trade names referred to in this prospectus are presented without the ™ and SM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to the Company’s knowledge, the property of their respective owners. We do not intend the Company’s use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus and the documents incorporated by reference include, but are not limited to, statements regarding the Company’s disclosure concerning its operations, cash flows and financial position.

Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

•	the potential liquidity and trading of the Company’s public securities;

•	the Company’s ability to raise additional capital in sufficient amounts or on terms acceptable to it;

•	the efficacy and safety of the Company’s product candidate, obicetrapib, as well as potential reimbursement and anticipated market size and market opportunity;

•	the Company’s dependence on the success of obicetrapib, including the obtaining of regulatory approval to market obicetrapib;

•

the timing, progress and results of clinical trials for obicetrapib, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work and the period during which results of trials will become available and marketing submissions made;

•	the Company’s ability to attract and retain senior management and key scientific personnel;

•	the Company’s limited experience in marketing or distributing products;

•	managing the risks related to the Company’s international operations;

•	the Company’s ability to achieve the broad degree of physician adoption and use and market acceptance necessary for commercial success;

•	the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	developments regarding the Company’s competitors and the Company’s industry;

•	the impact of government laws and regulations;

•	the Company’s reliance on third parties for all aspects of the manufacturing of obicetrapib for clinical trials; and

•	the Company’s efforts to obtain, protect or enforce its patents and other intellectual property rights related to the Company’s product candidate.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and free writing prospectus, and under similar headings in the other documents that are incorporated by reference herein. Accordingly, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks that the Company describes in the reports it will file from time to time with the SEC.

In addition, statements that “we believe” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based on information available to the Company as of the date of this prospectus. And while the Company believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. The Company’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although the Company believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on its behalf.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in more detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including any current or periodic report we file with the SEC before deciding to invest in our securities.

Company Overview

We are a late-stage biopharmaceutical company whose mission is to improve patient care in populations with metabolic diseases where currently approved therapies have not been adequate or well tolerated. We seek to fill a significant unmet need for a safe, well tolerated and convenient low-density lipoprotein cholesterol (“LDL-C”) lowering therapy. In multiple phase 3 studies, we are investigating obicetrapib, an oral, low-dose and once-daily cholesterol ester transfer protein (“CETP”) inhibitor, alone or as a fixed-dose combination with ezetimibe, as preferred LDL-C lowering therapies to be used as an adjunct to statin therapy for patients at risk of cardiovascular disease with elevated LDL-C, for whom existing therapies are not sufficiently effective or well tolerated. We believe that CETP inhibition may also play a role in other indications by potentially mitigating the risk of developing diseases such as Alzheimer’s disease or Type 2 diabetes.

Corporate Information

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on June 10, 2022. On November 21, 2022, our corporate form was converted to a Dutch public limited liability company (naamloze vennootschap) and our name was changed to NewAmsterdam Pharma Company N.V. The Ordinary Shares and warrants to purchase Ordinary Shares (the “Public Warrants”) were registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed on Nasdaq under the symbols “NAMS” and “NAMSW,” respectively.

Our principal executive office is located at Gooimeer 2-35, 1411 DC Naarden, the Netherlands, and our telephone number is +31 (0) 35 206 2971.

Implications of Being an “Emerging Growth Company”

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. The Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the effective date of the registration statement on Form F-4 (File No. 333-266510), filed by the Company and declared effective by the SEC on October 18, 2022 in connection with the business combination transaction between the Company and FLAC (the “Business Combination”), (b) in which the Company has total annual gross revenue of at least $1.235 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of the Company’s prior second fiscal quarter, and (ii) the date on which the Company issued more than $1.0 billion in non-convertible debt during the prior three-year period. As such, the Company takes advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

THE OFFERING

Ordinary Shares offered by us	(i) 1,736,545 Ordinary Shares underlying the Rollover Options, (ii) 3,352,857 Ordinary Shares that are issuable upon the exercise of 3,352,857 Warrants and (iii) up to 1,886,137 Earnout Shares.

Ordinary Shares offered for re-sale by the Selling Securityholders	60,395,006 Ordinary Shares (including shares underlying the Warrants)

Warrants that may be offered and sold from time to time by the Selling Securityholders	167,000 Warrants

Ordinary Shares outstanding prior to the offering	89,268,026 Ordinary Shares

Ordinary Shares to be outstanding assuming exercise of all Warrants and Rollover Options	94,357,428 Ordinary Shares

Offering price	The exercise price for the Ordinary Shares that may be issued upon exercise of Warrants is $11.50 per share.

The exercise price for the Ordinary Shares that may be issued upon exercise of Rollover Options is EUR 1.16392 per share.

The Ordinary Shares and Private Placement Warrants offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution.”

Use of proceeds	All of the Ordinary Shares and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

We will receive up to an aggregate of approximately $40.5 million from the exercise of outstanding Warrants and Rollover Options being offered pursuant to this prospectus, assuming the exercise in full of all such Warrants and Rollover Options for cash.

The exercise price of the Warrants may exceed the market price of our Ordinary Shares based on the trading price of our Ordinary Shares. If the price of our Ordinary Shares goes below $11.50, we believe that Warrant holders will be unlikely to cash exercise their warrants, resulting in little to no cash proceeds to us.

Market for our Ordinary Shares	Our Ordinary Shares are listed on Nasdaq under the symbol “NAMS.”

Market for our Public Warrants	Our Public Warrants are listed on Nasdaq under the symbol “NAMSW.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a description of certain of the risks you should consider before investing in our Ordinary Shares or Public Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained or incorporated by reference in this prospectus, including the risk factors listed below and the ones incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024, as may be updated by our other filings we make with the SEC, including our subsequent annual reports. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could harm our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations and prospects or cash flow could be harmed. This could cause the trading price of the Ordinary Shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares and Warrants to fall.

The Selling Securityholders can resell, under this prospectus, up to 60,395,006 Ordinary Shares constituting approximately 65% of our issued and outstanding Ordinary Shares (assuming the exercise of the Warrants), consisting of (i) up to 22,960,001 PIPE Shares, (ii) up to 32,668,005 IRA Shares, (iii) up to 167,000 Ordinary Shares that are issuable upon the exercise of the Private Placement Warrants and (iv) up to 4,600,000 Ordinary Shares that are issuable upon the exercise of the Public Warrants. The securities being offered in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and Warrants, and the sales of such securities, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares and Warrants but the sale of a large number of securities could result in a significant decline in the public trading price of our securities.

Certain of the Selling Securityholders acquired their securities at a price that is less than the market price of our Ordinary Shares as of the date of this prospectus. As a result, such Selling Securityholders may earn a positive rate of return even if the price of our Ordinary Shares declines and may be willing to sell their shares at a price less than shareholders that acquired our shares in the public market.

Certain of our securityholders purchased their respective Ordinary Shares at prices lower than current market prices and may therefore experience a positive rate of return on their investment, even if our public securityholders experience a negative rate of return on their investment. In particular, the PIPE Shares were purchased for $10.00 per share. The IRA Shares consist of (i) former shares of NewAmsterdam Pharma, which were converted into Ordinary Shares at an exchange ratio of approximately 2.1307 in connection with the Business Combination, and that were originally purchased at prices ranging from no consideration to EUR 14.00, (ii) Ordinary Shares issued to Amgen and MTPC pursuant to the 2020 Profit Rights for no additional consideration at an assumed value of $10.00 per share as described elsewhere in this prospectus, (iii) 501,000 FLAC Class A ordinary shares purchased by the Sponsor as part of a unit at a price of $10.00 per unit and which were subsequently converted into Ordinary Shares in connection with the Business Combination, (iv) 3,300,000 FLAC Class B ordinary shares, which were subsequently converted into Ordinary Shares in connection with the Business Combination, purchased by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.009 per share and (v) 150,000 Ordinary Shares held by the former directors of FLAC and acquired by each of them for no additional consideration. The closing price of our Ordinary Shares on Nasdaq on February 26, 2024 was $22.06 per share. Based on the prices paid by the Sponsor and other shareholders and price of our Ordinary

Shares as of February 26, 2024, they would be able to recognize a greater return on their investment than shareholders or holders of warrants that purchased Ordinary Shares in the public market. Furthermore, such shareholders may earn a positive rate of return even if the price of our Ordinary Shares declines significantly. As a result, such securityholders may be willing to sell their shares at a price less than shareholders that acquired our shares in the public market or at higher prices than the price paid by such securityholders. The sale or possibility of sale of these Ordinary Shares, including those pursuant to this prospectus, could have the effect of increasing the volatility in the price of the Ordinary Shares or putting significant downward pressure on the price of the Ordinary Shares. See the section entitled “Selling Securityholders” for more information on the potential profits each Selling Securityholder may realize upon the sale of their Ordinary Shares pursuant to this prospectus.

USE OF PROCEEDS

All of the Ordinary Shares and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of Ordinary Shares or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus.

We expect to receive up to an aggregate of approximately $40.5 million from the exercise of outstanding Warrants and Rollover Options offered pursuant to this prospectus, assuming the exercise in full of all such Warrants and Rollover Options for cash. We expect to use the net proceeds from the exercise of the Warrants and Rollover Options for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants and Rollover Options. The exercise price of the Warrants may exceed the market price of our Ordinary Shares based on the trading price of our Ordinary Shares from time to time. If the price of our Ordinary Shares is below $11.50, we believe that Warrant holders will be unlikely to cash exercise their Warrants, resulting in little to no cash proceeds to us.

There is no assurance that the holders of the Warrants or Rollover Options will elect to exercise any or all of the Warrants or Rollover Options. To the extent that the Public Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants will decrease.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

This section of this prospectus includes a description of the material terms of the Company’s articles of association (the “Articles of Association”) and of applicable Dutch law, in each case as at the date of this prospectus. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Articles of Association, which are attached as an English translation of the official Dutch text as Exhibit 3.1 to the registration statement of which this prospectus forms a part. We urge you to read the full text of the Articles of Association.

General

We were incorporated pursuant to Dutch law on June 10, 2022. Our corporate affairs are governed by the Articles of Association, the board rules of the Company’s board of directors (the “Board of Directors”), our other internal rules and policies and by Dutch law. We are registered with the Dutch Trade Register under number 86649051. Our corporate seat is in Naarden, the Netherlands, and our office address is Gooimeer 2-35, 1411 DC Naarden, the Netherlands.

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and on November 21, 2022, prior to the closing of the Business Combination, we became a Dutch public limited liability company (naamloze vennootschap).

Share Capital

Authorized Share Capital

As of the date of this prospectus, we have an authorized share capital of €48,000,000, divided into 400,000,000 Ordinary Shares, each with a nominal value of €0.12. As of December 31, 2023, we had 82,469,768 Ordinary Shares outstanding.

Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending the Articles of Association. An amendment of the Articles of Association would require a resolution of our general meeting of shareholders (a “General Meeting”) upon proposal by the Board of Directors.

The Articles of Association provide that, for as long as any Ordinary Shares are admitted to trading on Nasdaq or on any other regulated stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the Ordinary Shares reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.

Ordinary Shares

The following summarizes the main rights of holders of Ordinary Shares:

•	each holder of Ordinary Shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the appointment of our directors;

•	there are no cumulative voting rights;

•	the holders of Ordinary Shares are entitled to dividends and other distributions as may be declared from time to time by us out of funds legally available for that purpose, if any;

•

upon our liquidation and dissolution, the holders of Ordinary Shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities; and

•

the holders of Ordinary Shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the Articles of Association.

Warrants

In connection with the closing of the Business Combination, we entered into the Warrant Assignment, Assumption and Amendment Agreement, dated November 22, 2022, among us, Continental Stock Transfer & Trust Company and FLAC (the “Warrant Assumption Agreement”) and pursuant thereto, each of the warrants to purchase one FLAC Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (the “FLAC Warrants”) was automatically converted into a Warrant, with each such Warrant being subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FLAC Warrant immediately prior to the closing of the Business Combination. As of December 31, 2023, we had 4,017,221 Warrants outstanding.

Each Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below provided that we have an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Assumption Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Assumption Agreement, a Warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued and only whole Warrants will trade. The Warrants will expire five years after the day following the closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

On December 20, 2022, we initially filed the registration statement of which this prospectus forms a part on Form F-1 (the “Resale Registration Statement”) covering the Ordinary Shares issuable upon exercise of the Warrants. The Resale Registration Statement was initially declared effective on January 30, 2023 and was subsequently amended by post-effective amendments No. 1 and No. 2 and is being amended by this post-effective amendment hereby. We are required to use commercially reasonable efforts to maintain the effectiveness of the Resale Registration Statement and a current prospectus relating to those Ordinary Shares until the Warrants expire or are redeemed, as specified in the Warrant Assumption Agreement; provided that if the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we do so, we will not be required to file or maintain in effect a registration statement. During any period when we have failed to maintain an effective registration statement, Warrant holders may exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of Warrants for cash when the price per Ordinary Share equals or exceeds $18.00. We may call the Warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the Warrant holders (the “Reference Value”).

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Warrants as set forth above even if the holders are otherwise unable to exercise the Warrants. So long as the Private Placement Warrants are held by the Sponsor or its designated transferee, they may not be redeemed by the Company pursuant to these provisions.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole Ordinary Shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants for cash when the price per Ordinary Share equals or exceeds $10.00. We may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Ordinary Shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Ordinary Shares except as otherwise described below; provided, further, that if the Warrants are not exercised on a cashless basis or otherwise during such 30 day period, we will redeem such Warrants for $0.10 per share;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before we send the notice of redemption to the Warrant holders; and

•

if the Reference Value is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The numbers in the table below represent the number of Ordinary Shares that a Warrant holder will receive upon a “cashless” exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on volume-weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. So long as the Private Placement Warrants are held by the Sponsor or its designated transferee and the Reference Value equals or exceeds $18.00 per share, they may not be redeemed by the Company pursuant to this section.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Ordinary Shares issuable upon exercise of a Warrant or the exercise price of the Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of Ordinary Shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. In such an event, the number of Ordinary Shares in the table below shall be adjusted in the same manner and at the same time as the number of Ordinary Shares issuable upon exercise of a Warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Ordinary Shares
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of Ordinary Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Ordinary Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Ordinary Shares for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Ordinary Shares per Warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Ordinary Shares is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemptions of Warrants for cash when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of Ordinary Shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus relating to the FLAC IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders. As stated above, we can redeem the Warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of Ordinary Shares. If we choose to redeem the Warrants when the Ordinary Shares are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.

If, at the time of redemption, the Warrants are exercisable for a security other than the Ordinary Shares pursuant to the Warrant Assumption Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Ordinary Shares, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a sub-divisions of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-divisions or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Ordinary Shares on account of such Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Assumption Agreement based on the Black-Scholes value (as defined in the Warrant Assumption Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants have been issued in registered form under a Warrant Assumption Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Assumption Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the Warrant Assumption Agreement to the description of the terms of the Warrants and the Warrant Assumption Agreement set forth in Exhibit 4.1 hereto, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Assumption Agreement filed as an exhibit hereto, for a complete description of the terms and conditions applicable to the Warrants. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each Ordinary Share held of record on all matters to be voted on by shareholders.

No fractional Ordinary Shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Share to be issued to the Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Assumption Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Shareholders’ Register

Pursuant to Dutch law and the Articles of Association, we must keep our shareholders’ register accurate and current. The Board of Directors keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of us as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. Any Ordinary Shares offered in an offering conducted under the registration statement of which this prospectus forms a part will be held through the Depository Trust Company (“DTC”). Therefore, DTC or its nominee will be recorded in the shareholders’ register as the holder of those Ordinary Shares. The Ordinary Shares will be in registered form (op naam). We may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by the Board of Directors.

Except as otherwise provided or allowed by Dutch law, the issue or transfer of an Ordinary Share shall require a deed to that effect and, in the case of a transfer and unless we are a party to the transaction, acknowledgement of the transfer by us. The Articles of Association provide that, for as long as any Ordinary Shares are admitted to trading on Nasdaq or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the Ordinary Shares (including the statutory provisions concerning the transfer and ownership of legal title to Ordinary Shares) reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.

Corporate Objectives

Pursuant to the Articles of Association, our main corporate objectives are:

•	to develop, conduct research, produce, commercialize, market and sell medicines in general and innovative medicines for cardiovascular diseases in particular;

•	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

•	to provide administrative, technical, financial, economic or other services to other entities, companies, partnerships and businesses;

•	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

•

to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and

•	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

Limitations on the Rights to Own Securities

Ordinary Shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The Articles of Association contain no limitation on the rights to own Ordinary Shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to the Company and to third parties for infringement of the Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil, administrative and criminal liabilities. Subject to certain exceptions, the Articles of Association provide for indemnification of our current and former directors and other current and former officers and employees as designated by the Board of Directors. No indemnification under the Articles of Association will be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against us, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the Articles of Association, pursuant to an agreement between such indemnified person and us, which has been approved by the Board of Directors or pursuant to insurance taken out by us for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under the Articles of Association, the Board of Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Federal Forum Provision

The Articles of Association provide that to the fullest extent permitted by applicable law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, will be the U.S. federal district courts.

Shareholders’ Meeting

General Meetings must be held in the Netherlands in any of the locations specified in the Articles of Association. The annual General Meeting must be held within six months of the end of each financial year. Additional extraordinary General Meetings may also be held, whenever considered appropriate by the Board of Directors and shall be held within three months after the Board of Directors has considered it to be likely that our shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of our paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of our issued share capital may request that we convene a General Meeting, setting out in detail the matters to be discussed. If the Board of Directors has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the Board of Directors to convene a General Meeting and the Board of Directors has not taken the necessary steps so that the General Meeting could be held within six weeks after the request. The application shall also be disallowed if the proponent(s) has/have not demonstrated to have a reasonable interest in the convening of the General Meeting.

General Meetings must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the General Meeting by proxy, as well as other information as required by Dutch law. The notice must be given at least 15 calendar days prior to the day of the meeting. The agenda for the annual General Meeting shall include, among other things, the adoption of our statutory annual accounts, appropriation of our profits and proposals relating to the composition of the Board of Directors, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the Board of Directors. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of our issued share capital. These requests must be made in writing or by electronic means and received by the Board of Directors at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the Dutch Corporate Governance Code (the “DCGC”), shareholders who have the right to put an item on the agenda for the General Meeting or to request the convening of a General Meeting shall not exercise such rights until after they have consulted the Board of Directors. If exercising such rights may result in a change in our strategy (for example, through the dismissal of one or more of our directors), the Board of Directors must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, the Board of Directors must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and to explore alternatives. At the end of the response time, the Board of Directors shall report on this consultation and the exploration of alternatives to the General Meeting. The response period may be invoked only once for any given General Meeting and shall not apply (i) in respect of a matter for which a response period or a cooling off period (as discussed below) has been previously invoked or (ii) if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid.

Moreover, under Dutch law, the Board of Directors can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a General Meeting or their right to request a General Meeting, propose an agenda item for the General Meeting to dismiss, suspend or appoint one or more of our directors (or to amend any provision in the Articles of Association dealing with those matters) or when a public offer for the Company is made or announced without our support, provided, in each case, that the Board of Directors believes that such proposal or offer materially conflicts with the interests of the Company and its business. During a cooling-off period, the General Meeting cannot dismiss, suspend or appoint directors (or amend the provisions in the Articles of Association dealing with those matters) except at the proposal of the Board of Directors. During a cooling-off period, the Board of Directors must gather all relevant information necessary for a careful decision-making process and consult with shareholders representing at least 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries have one). Formal statements expressed by these consulted parties during such consultations must be published on our website to the extent these consulted parties have approved that publication. Ultimately one week following the last day of the cooling-off period, the Board of Directors must publish a report on our website in respect of its policy and conduct of affairs during the cooling-off period. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next General Meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber of the Amsterdam Court of Appeal (the “Enterprise Chamber”) for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•

the Board of Directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of the Company and its business;

•	the Board of Directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

•

other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no “stacking” of defensive measures).

The General Meeting is presided over by the chairperson of the Board of Directors. If no chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by the vice-chairperson of the Board of Directors. If no vice-chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by another person designated in accordance with the Articles of Association. Our directors may always attend a General Meeting. In these meetings, they have an advisory vote. The chairperson of the General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the General Meeting, to address the meeting and, insofar as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the General Meeting. Under the Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the General Meeting. This notice must be received by us ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such meeting is convened.

Each Ordinary Share confers the right on the holder to cast one vote at the General Meeting. Shareholders may vote by proxy. No votes may be cast at a General Meeting on Ordinary Shares held by us or our subsidiaries or on Ordinary Shares for which we or our subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of Ordinary Shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such Ordinary Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time we or any of our subsidiaries acquired such shares. Neither we nor any of our subsidiaries may cast votes in respect of an Ordinary Share on which we or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Ordinary Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a General Meeting.

Decisions of the General Meeting are taken by a simple majority of votes cast, except where Dutch law or the Articles of Association provide for a qualified majority or unanimity. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by the Articles of Association, if we would be subject to the requirement that the General Meeting can only pass resolutions if a certain part of our issued share capital is present or represented at such General Meeting under applicable securities laws or listing rules, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules pursuant to the Articles of Association. As of January 1, 2024, any General Meeting we hold will require a quorum of 33 1/3 % of the outstanding Ordinary Shares.

Directors

Appointment of Our Directors

Our directors are appointed by the General Meeting upon binding nomination by the Board of Directors. However, the General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of our issued share capital. If the General Meeting overrules a binding nomination, the Board of Directors will make a new nomination.

We have adopted a diversity policy for the composition of the Board of Directors, as well as a profile for the composition of the Board of Directors, with the assistance of our nomination and corporate governance committee. The Board of Directors will make any nomination for the appointment of a director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable. Our directors serve staggered terms as set out in the retirement schedule.

At a General Meeting, a resolution to appoint a director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or in the explanatory notes thereto.

Duties and Liabilities of Our Directors

Under Dutch law, the Board of Directors is charged with the management of the Company, which includes setting our policies and strategy, subject to the restrictions contained in the Articles of Association. Our executive director manages our day-to-day business and operations and implement our strategy. Our non-executive directors focus on the supervision on the policy and functioning of the performance of the duties of all of our directors and our general state of affairs. Our directors may divide their tasks among themselves in or pursuant to internal rules. Each of our directors has a statutory duty to act in our corporate interest and the corporate interest of our business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in our corporate interest also applies in the event of a proposed sale or break-up of the Company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

The Board of Directors is entitled to represent us. The power to represent us also vests in our Chief Executive Officer, as well as in any two non-executive directors acting jointly.

Dividends and Other Distributions

Dividends

We have never paid or declared any cash dividends in the past, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings for use in the operation of our business. Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed.

Under the Articles of Association, the Board of Directors may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board of Directors for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law. The Board of Directors is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions will be made payable no later than a date determined by the Board of Directors. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under certain circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedures

A shareholder who holds at least 95% of our issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against our other shareholders jointly for the transfer of their Ordinary Shares to such shareholder. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the Ordinary Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Ordinary Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the Ordinary Shares shall give written notice of the date and place of payment and the price to the holders of the Ordinary Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under the Articles of Association, we may be dissolved by a resolution of the General Meeting, subject to a proposal of the Board of Directors. In the event of a dissolution, the liquidation shall be effected by the Board of Directors, unless the General Meeting decides otherwise. During liquidation, the provisions of the Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of our liabilities, any remaining assets shall be distributed to our shareholders in proportion to their number of Ordinary Shares.

Dutch Corporate Governance Code

We are subject to the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the Board of Directors and the General Meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. We do not comply with all best practice provisions of the DCGC. The DCGC contains, among other best practice recommendations, certain independence recommendations for the Board of Directors and its committees. We do not comply with all such recommendations and we will disclose our deviations from the DCGC in our Dutch statutory annual reports.

Certain Major Transactions

The Articles of Association and Dutch law provide that resolutions of the Board of Directors concerning a material change to our identity or our character or our business are subject to the approval of the General Meeting. Such changes include:

•	transferring the business or materially all of the business to a third party;

•

entering into or terminating a long-lasting alliance of our company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for us; and

•

acquiring or disposing of an interest in the capital of a company by our company or by a subsidiary with a value of at least one-third of the value of the assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (the “FRSA”), the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (“AFM”), supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that our financial reporting meets such standards and (ii) recommend to us the making available of further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare or restate our financial reports in accordance with the Enterprise Chamber’s orders.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Continental Stock Transfer & Trust Company.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale, from time to time, by the Selling Securityholders or their permitted transferees, of up to 60,395,006 Ordinary Shares. The Ordinary Shares originally registered for resale pursuant to the registration statement of which this prospectus forms a part initially consisted of the Ordinary Shares listed below, as reduced by subsequent sales.

•

up to 23,460,000 PIPE Shares originally purchased for $10.00 per share, whose holders may experience a potential profit of approximately $12.06 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•

up to 4,910,000 Ordinary Shares and 3,746,330 Ordinary Shares issued to Amgen and MTPC, respectively, in satisfaction of the 2020 Profit Rights based on an assumed value of $10 per share, in accordance with the 2020 Profit Rights, and who may experience a potential profit of approximately $22.06 per share based on the closing price of our Ordinary Shares on February 26 , 2024;

•	certain former NewAmsterdam Pharma securities which were exchanged for our securities at an exchange ratio of approximately 2.1307, in connection with the Business Combination, as follows:

•

up to 5,326,818 IRA Shares that, prior to the Business Combination, originally consisted of 2,500,000 NewAmsterdam Pharma ordinary shares purchased for EUR 1.00 per share (or approximately $0.49 per Ordinary Share after applying the exchange ratio described above and an exchange rate of $1.0469 per EUR (the “Exchange Rate”)), whose holders may experience a potential profit of approximately $21.57 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•

up to 22,628,329 IRA Shares that, prior to the Business Combination, originally consisted of 10,620,003 NewAmsterdam Pharma Series A preferred shares purchased for EUR 14.00 per share (or approximately $6.88 per Ordinary Share after applying the exchange ratio described above) and the Exchange Rate, whose holders may experience a potential profit of approximately $15.18 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•

2,367,568 IRA Shares that, prior to the Business Combination, originally consisted of 1,111,155 NewAmsterdam Pharma Series A preferred shares issued to certain NewAmsterdam Pharma holders in exchange for the extinguishment of a convertible loan at a price of $10.50 per share (or approximately $5.16 per Ordinary Share after applying the exchange ratio described above and the Exchange Rate), whose holders may experience a potential profit of approximately $16.90 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•

5,326,818 IRA Shares that, prior to the Business Combination, originally consisted of 2,500,000 NewAmsterdam Pharma non-voting shares issued to certain NewAmsterdam Pharma shareholders in exchange for the waiver of certain rights in connection with the 2020 SPA and for no additional consideration, whose holders may experience a potential profit of approximately $22.06 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•

608,779 IRA Shares that, prior to the Business Combination, originally consisted of 285,714 NewAmsterdam Pharma non-voting shares purchased for EUR 2.48 per share (or approximately $1.22 per Ordinary Share after applying the exchange ratio described above and the Exchange Rate), whose holder may experience a potential profit of approximately $20.84 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•	certain former FLAC securities which were exchanged for our securities on a 1:1 basis in connection with the closing of the Business Combination, as follows:

•

501,000 IRA Shares that originally consisted of FLAC Class A ordinary shares purchased by the Sponsor as part of units of FLAC issued in a private placement in connection with the FLAC IPO, at a price of $10.00 per unit, for which the Sponsor may experience a potential profit of approximately $12.06 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•

3,300,000 IRA Shares that originally consisted of FLAC Class B ordinary shares and purchased by the Sponsor for a price per share of approximately $0.009 per share, for which the Sponsor may experience a potential profit of approximately $22.05 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•

150,000 Ordinary Shares that originally consisted of FLAC Class B ordinary shares, held by the former directors of FLAC and acquired by each of them for no additional consideration, for which each of them may experience a potential profit of approximately $22.06 per share based on the closing price of our Ordinary Shares on February 26, 2024;

•	up to 167,000 IRA Shares that are issuable upon the exercise of the Private Placement Warrants, originally purchased by the Sponsor as part of a unit of FLAC at a price of $10.00 per unit; and

•	up to 4,600,000 Ordinary Shares that are issuable upon the exercise of the Public Warrants, originally purchased as part of a unit of FLAC at a price of $10.00 per unit.

This prospectus also relates to the resale of by the Selling Securityholders of up to 167,000 Private Placement Warrants and also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares or Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Ordinary Shares or Warrants, other than through a public sale.

Selling Securityholders holding 32,668,005 Ordinary Shares are subject to the terms of the Investor Rights Agreement, which includes registration rights.

The Ordinary Shares held by the Selling Securityholders represent a substantial number of our outstanding Ordinary Shares. The sale of such Ordinary Shares, or the perception that such sales might occur could significantly impact the price of our Ordinary Shares. See “Risk Factors-Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares and Warrants to fall” for more information.

Except as set forth in the footnotes below, the following table sets forth certain information as of February 16, 2024 regarding the beneficial ownership of our Ordinary Shares by the Selling Securityholders and the Ordinary Shares being offered by the Selling Securityholders. The applicable percentage ownership of Ordinary Shares is based on approximately 89,266,673 Ordinary Shares outstanding as of February 16, 2024. Information with respect to Ordinary Shares owned beneficially after the offering assumes the sale of all of the Ordinary Shares registered hereby. The Selling Securityholders may offer and sell some, all or none of their Ordinary Shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Ordinary Shares.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the Selling Securityholders’ method of distributing these Ordinary Shares.

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name of Selling Securityholder	Shares Owned Before the Offering (#)	Shares Being Offered (#)	Shares Owned After the Offering		Warrants Owned Before the Offering (#)	Warrants Being Offered (#)	Warrants Owned After the Offering
			(#)(**)(***)	(%)(**)(***)			(#)(**)(***)	(%)(**)(***)
Bay II Resource Partners, L.P.(1)	252,500	234,000	18,500	*	—	—	—	—
Bay Resource Partners Offshore Master Fund, L.P.(2)	407,800	375,000	32,800	*	—	—	—	—
Bay Resource Partners, L.P.(3)	375,700	347,000	28,700	*	—	—	—	—
Frazier Life Sciences Public Fund, L.P.(4)	2,293,412	1,000,000	1,293,412	1.45%	—	—	—	—
Frazier Life Sciences X, L.P.(5)	3,000,000	2,000,000	1,000,000	1.12%	333,333	—	333,333	9.94%
Frazier Life Sciences XI, L.P.(6)	1,043,495	500,000	543,495	*	—	—	—	—
Harold Randall(7)	14,834	10,000	4,834	*	50,544	—	50,544	*
Medicxi Co-Invest III LP(8)	48,016	33,466	14,550	*	—	—	—	—
Medicxi III LP(9)	2,821,549	1,966,534	855,015	*	—	—	—	—
Mellon Family Investment Company V(10)	200,000	100,000	100,000	*	—	—	33,333	*
Morningside Venture Investments Limited(11)	4,060,923	4,060,923	—	—	—	—	—	—
NAP PoolCo B.V.(12)	—	13,070,748	—	—	—	—	—	—
Panacea Opportunity Fund I, L.P.(13)	1	1	—	—	—	—	—	—
RA Capital Healthcare Fund, L.P.(14)	7,864,000	3,000,000	4,864,000	5.45%	333,333	—	333,333	9.94%
Richard King Mellon Foundation(15)	200,000	100,000	100,000	*	—	—	33,333	*
Thomas E. Claugus(16)	47,800	44,000	3,800	*	—	—	—	—
BCLS II Investco, LP(17)	4,000,000	4,000,000	—	—	—	—	—	—
BCLS Fund III Investments, LP(18)	4,000,000	4,000,000	—	—	—	—	—	—
Frazier Life Sciences Public Overage Fund, L.P.(19)	1,993,798	1,000,000	993,798	1.11%	—	—	—	—
Frazier Lifesciences Sponsor LLC.(20)	3,801,000	3,801,000	—	—	167,000	167,000	—	—
Robert F. Baltera(21)	30,000	30,000	—	—	—	—	—	—
Michael F. Bigham(22)	30,000	30,000	—	—	—	—	—	—
Carol Gallagher(23)	30,000	30,000	—	—	—	—	—	—
David Topper(24)	30,000	30,000	—	—	—	—	—	—
Krishna R. Polu(25)	30,000	30,000	—	—	—	—	—	—
Michael Davidson(26)	2,848,135	189,784	2,658,351	2.91%	100,000	—	100,000	2.98%
Ascendant BioCapital SPV I, LLC(27)	1,151,998	1,151,998	—	—	—	—	—	—

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name of Selling Securityholder	Shares Owned Before the Offering (#)	Shares Being Offered (#)	Shares Owned After the Offering		Warrants Owned Before the Offering (#)	Warrants Being Offered (#)	Warrants Owned After the Offering
			(#)(**)(***)	(%)(**)(***)			(#)(**)(***)	(%)(**)(***)
NAP Investments LLC(28)	1,065,364	1,065,364	—	—	—	—	—	—
Biotechnology Value Fund, L.P.(29)	819,874	819,874	—	—	—	—	—	—
Biotechnology Value Fund II, L.P.(30)	602,386	602,386	—	—	—	—	—	—
Biotechnology Value Trading Fund OS, L.P.(31)	99,688	99,688	—	—	—	—	—	—
Population Health Equity Partners V, L.P.(32)	1,521,949	1,521,949	—	—	—	—	—	—
Medpace, Inc.(33)	532,682	532,682	—	—	—	—	—	—
GL China Opportunities Carry L.P.(34)	80,760	80,760	—	—	—	—	—	—
JVC JYJ LLC(35)	304,391	304,391	—	—	—	—	—	—
Kaiser Foundation Hospitals(36)	1,065,364	1,065,364	—	—	—	—	—	—
Kaiser Permanente Group Trust(37)	2,176,384	2,176,384	—	—	—	—	—	—
Apeiron SICAV Limited (Presight)(38)	152,194	152,194	—	—	—	—	—	—
Janus Henderson Biotech Innovation Master Fund(39)	450,000	450,000	—	—	—	—	—	—
Stichting Administratiekantoor EPNAP(40)	608,779	608,779	—	—	—	—	—	—
Saga Investments Coöperatief U.A.(41)	4,910,000	4,910,000	—	—	—	—	—	—
Mitsubishi Tanabe Pharma Corporation(42)	103,737	103,737	—	—	—	—	—	—

*	Less than 1%
**

The percentage of Ordinary Shares beneficially owned is computed on the basis of 89,266,673 Ordinary Shares outstanding on February 16, 2024, and does not include 3,354,210 Ordinary Shares issuable upon the exercise of our Warrants outstanding as of February 16, 2024.

***	Assumes the sale of all shares offered in this prospectus.
(1)

GMT Capital Corp. (“GMT Capital”) is the general partner of Bay II Resource Partners, L.P. (“Bay II”) and has the power to direct the affairs of Bay II, including voting and disposition of shares. Thomas E. Claugus (“Claugus”) is the President of GMT Capital and in that capacity, directs the operations of Bay II and Claugus may be deemed to beneficially own indirect pecuniary interest as the result of performance-based fees and profit allocations. Each of GMT Capital and Claugus disclaims such beneficial ownership except to the extent ultimately realized. The principal business address of the persons and entities set forth herein is 2300 Windy Ridge Parkway, Suite 550 South, Atlanta, GA 30339.

(2)

GMT Capital is the discretionary investment manager of Bay Resource Partners Offshore Master Fund, L.P. (“Bay Offshore”). GMT Capital has power to direct voting and disposition of shares held by Bay Offshore. Claugus is the President of GMT Capital and in that capacity, directs the voting and disposition of shares held by Bay Offshore. GMT Capital and Claugus may be deemed to beneficially own indirect pecuniary interest as the result of performance-based fees and profit allocations. Each of GMT Capital and Claugus disclaims such beneficial ownership except to the extent ultimately realized. The principal business address of the persons and entities set forth herein is 2300 Windy Ridge Parkway, Suite 550 South, Atlanta, GA 30339.
(3)

GMT Capital is the general partner of Bay Resources Partners, L.P. (“Bay”). Claugus is the President of GMT Capital and in that capacity, directs the operations of Bay. GMT Capital and Claugus may be deemed to beneficially own indirect pecuniary interest as the result of performance-based fees and profit allocations. Each of GMT Capital and Claugus disclaims such beneficial ownership except to the extent ultimately realized. The principal business address of the persons and entities set forth herein is 2300 Windy Ridge Parkway, Suite 550 South, Atlanta, GA 30339.

(4)

FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. (“FLSPF”) and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and managers of each of FLSPF, FHMLSP, L.P. and FHMLSP, L.L.C. The information herein is based solely on the Schedule 13D filed by Frazier Life Sciences Sponsor LLC (“FLS Sponsor”), Frazier Life Sciences X, L. P. (“FLS X”), Frazier Life Sciences XI, L. P. (“FLS XI”), FLSPF, Frazier Life Sciences Public Overage Fund, L.P. (“FLSPOF”), FHMLS X, L.P., FHMLS X, L.L.C., FHMLS XI, L.P., FHMLS XI, L.L.C., FHMLSP, L.P., FHMLSP, L.L.C., FHMLSP Overage, L.P., FHMLSP Overage, L.L.C., Dr. Cha, Dr. Brush, Mr. Heron, Mr. Estes and Dr. Topper on February 21, 2024. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.

(5)

FHMLS X, L.P. is the general partner of FLS X and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and managers of each of FLS X, FHMLS X, L.P. and FHMLS X, L.L.C. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.

(6)

FHMLS XI, L.P. is the general partner of FLS XI and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, Dan Estes and James N. Topper are the members of FHMLS XI, L.L.C. and managers of each of FLS XI, FHMLS XI, L.P. and FHMLS XI, L.L.C. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.

(7)	The principal business address of Mr. Randall is 2300 Windy Ridge Parkway, Suite 550 South, Atlanta, GA 30339.
(8)

Medicxi III GP Limited, a Jersey limited liability company (“MIII GP”), is the sole managing general partner of Medicxi Co-Invest III LP (“Medicxi Co-Invest III”), and Medicxi Ventures Management (Jersey) Limited, a Jersey limited liability company (“Medicxi Manager”), is the sole manager of Medicxi Co-Invest III. MIII GP and Medicxi Manager may be deemed to have voting and dispositive power over the Ordinary Shares held by Medicxi Co-Invest III. Francois Alain Henri Chesnay, Andrew Ian Wignall, Richard Michael Lee, Giles Edward Johnstone-Scott, Gailina Liew and Nigel Crocker are members of the board of directors of the Medicxi Manager, and investment and voting decisions with respect to the Ordinary Shares held by the Medicxi Co-Invest III are made by such directors collectively. The principal business address of the persons and entities set forth herein is c/o Intertrust Fund Services (Jersey) Limited, 44 Esplanade, St. Helier, Jersey JE4 9WG.

(9)

MIII GP, is the sole managing general partner of Medicxi III LP (“Medicxi III”), and Medicxi Ventures Management (Jersey) Limited, a Jersey limited liability company (“Medicxi Manager”), is the sole manager of Medicxi III. MIII GP and Medicxi Manager may be deemed to have voting and dispositive power over the Ordinary Shares held by Medicxi III. Francois Alain Henri Chesnay, Andrew Ian Wignall, Richard Michael Lee, Giles Edward Johnstone-Scott, Gailina Liew and Nigel Crocker are members of the board of directors of the Medicxi Manager, and investment and voting decisions with respect to the Ordinary Shares held by the Medicxi III are made by such directors collectively. The principal business address of the persons and entities set forth herein is c/o Intertrust Fund Services (Jersey) Limited, 44 Esplanade, St. Helier, Jersey JE4 9WG.

(10)	The principal business address of Mellon Family Investment Company V is P.O. Box RKM, Ligonier, PA 15658.
(11)

Frances Anne Elizabeth Richard, Jill Marie Franklin, Peter Stuart Allenby Edwards and Cheung Ka Ho are the directors of Morningside and share voting and dispositive power with respect to the securities held by

Morningside. Each of Ms. Richard, Ms. Franklin, Mr. Edwards and Mr. Ho disclaim beneficial ownership of the Ordinary Shares held by Morningside. Morningside is ultimately wholly beneficially owned by a trust over which Adriel Wenbwo Chan and Wong Yuk Lan share authority to remove the trustee. The principal business address of Morningside is c/o THC Management Services S.A.M., 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco. The information herein is based solely on the Schedule 13G/A filed by Morningside, Ms. Richard, Ms. Franklin, Mr. Edwards and Mr. Ho on September 11, 2023.
(12)

The Ordinary Shares held of record by NAP PoolCo B.V. (“PoolCo”) are held on behalf of other shareholders who have ultimate voting and investment control over the Ordinary Shares. 4,593,897 Ordinary Shares are beneficially owned by Forbion Growth through ForGrowth. 6,635,391 Ordinary Shares are beneficially owned by Forbion IV through ForGrowth. In addition, ForGrowth holds 652,173 Ordinary Shares through PoolCo. 1,891,460 Ordinary Shares are owned by LSP Dementia Fund Coöperatieve U.A. who is controlled by its sole director, LSP Dementia Fund Management B.V. Philip Scheltens and Cillian King are the directors of LSP Dementia Fund Management B.V. and may be deemed to exercise voting and investment control over the Ordinary Shares held by LSP Dementia Fund Coöperatieve U.A.

(13)

Panacea Opportunity Fund I, L.P. (“Panacea”) is a Cayman domiciled limited partnership and is deemed to be controlled by Panacea Opportunity Fund I GP Company, Ltd. (“General Partner”), which is the General Partner of Panacea. The General Partner is 100% owned by Panacea Innovation Limited, which is in turn 100% by an individual named James Huang. James Huang is also a director of Panacea Innovation Limited. The principal business address of Panacea is 400 Concar Drive, San Mateo, CA 94402.

(14)

RA Capital Management, L.P. is the investment advisor for RA Capital Healthcare Fund, L.P. (“RACHF”). The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the controlling persons. Each of Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the Ordinary Shares held by RACHF. Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities set forth herein is 200 Berkeley Street, 18th Floor, Boston, MA 02116. The information herein is based solely on the Schedule 13G/A filed by RACHF, RA Capital, Mr. Kolchinsky and Mr. Shah on February 14, 2024.

(15)	The principal business address of the Richard King Mellon Foundation is P.O. Box RKM, Ligonier, PA 15658.
(16)	The principal business address of Mr. Claugus is 2300 Windy Ridge Parkway, Suite 550 South, Atlanta, GA 30339.
(17)

BCLSI is the manager of Bain Capital Life Sciences Investors II, LLC, which is the general partner of BCLS Fund II, which is the managing member of BCLS II Investco (GP), LLC, which is the general partner of BCLS II Investco. As a result, BCLSI may be deemed to share voting and dispositive power with respect to the securities held by BCLS II Investco. The principal business address of BCLS II Investco is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116. The information herein is based solely on the Schedule 13D/A filed by the Bain Capital Life Sciences Entities on June 13, 2023.

(18)

BCLSI is the manager of Bain Capital Life Sciences III General Partner, LLC, which is the general partner of Bain Capital Life Sciences Fund III, L.P., which is the managing member of BCLS Fund III Investments GP, LLC, which is the general partner of BCLS Fund III. As a result, BCLSI may be deemed to share voting and dispositive power with respect to the securities held by BCLS Fund III. The principal business address of BCLS Fund III is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116. The information herein is based solely on the Schedule 13D/A filed by the Bain Capital Life Sciences Entities on June 13, 2023.

(19)

FHMLSP Overage, L.P., is the general partner of FLSPOF and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and managers of each of FLSPOF, FHMLSP Overage, L.P. and FHMLSP Overage, L.L.C. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.

(20)

The sole member of FLS Sponsor is FLS X. FHMLS X, L.P. is the general partner of FLS X and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.

(21)	Mr. Baltera served as a director of FLAC prior to the Business Combination. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.
(22)	Mr. Bigham served as a director of FLAC prior to the Business Combination. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.
(23)	Ms. Gallagher served as a director of FLAC prior to the Business Combination. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.
(24)

Mr. Topper served as a director of FLAC prior to the Business Combination. Mr. Topper is also the brother of James N. Topper, one our directors. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.

(25)	Mr. Polu served as a director of FLAC prior to the Business Combination. The principal business address is Two Union Square, 601 Union St., Suite 3200, Seattle, WA 98101.
(26)

Consists of (i) 199,784 Ordinary Shares, (ii) options to purchase 2,039,572 Ordinary Shares, exercisable within 60 days of February 16, 2024 and (iii) 608,779 Ordinary Shares subject to forfeiture underlying depositary receipts issued by Stichting Administratiekantoor EPNAP (“STAK EPNAP”). STAK EPNAP has sole voting and investment power over the securities described in (iii) while underlying the depositary receipts and are presented here because the depositary receipts can be cancelled by the board of directors of STAK EPNAP at any time as a consequence of which the shareholder will become the beneficial owner of the securities underlying the depositary receipts.

(27)

Ascendant BioCapital Fund I GP, LLC is the sole managing member of Ascendant BioCapital SPV I, LLC (“Ascendant”). Ascendant BioCapital Fund I GP, LLC has two Managing Members, Hugo Beekman and Gaurav Gupta. The non-managing members of Ascendant have no voting power or investment power over the Ordinary Shares held by Ascendant and therefore do not have beneficial ownership as defined below. The principal business address of Ascendant is 31 Old Farm Road, Lincoln, MA 01773.

(28)	The principal business address of NAP Investments LLC is 1209 Orange Street, Wilmington, DE 19801.
(29)

BVF I GP LLC (“BVF GP”) is the general partner of Biotechnology Value Fund, L.P. (“BVF”) and BVF GP Holdings LLC (“BVF GPH”) is the sole member of BVF GP, and as such, BVF GP and BVF GPH may be deemed to beneficially own the Ordinary Shares held by BVF. BVF Partners, L.P. (“Partners”) as the investment manager of BVF may be deemed to beneficially own the Ordinary Shares held by BVF. BVF Inc. is the general partner of Partners and may be deemed to beneficially own the Ordinary Shares beneficially owned by Partners. Mark N. Lampert as director and officer of BVF Inc. may be deemed to beneficially own the Ordinary Shares beneficially owned by BVF Inc. The principal business address of the BVF is 44 Montgomery St., 40th Floor, San Francisco, California 94104.

(30)

BVF II GP LLC (“BVF II GP”) is the general partner of Biotechnology Value Fund II, L.P. (“BVF II”) and BVF GP Holdings LLC (“BVF GPH”) is the sole member of BVF II GP, and as such, BVF II GP and BVF GPH may be deemed to beneficially own the Ordinary Shares held by BVF II. BVF Partners, L.P. (“Partners”) as the investment manager of BVF II may be deemed to beneficially own the Ordinary Shares held by BVF II. BVF Inc. is the general partner of Partners and may be deemed to beneficially own the Ordinary Shares beneficially owned by Partners. Mark N. Lampert as a director and officer of BVF Inc. may be deemed to beneficially own the Ordinary Shares beneficially owned by BVF Inc. The principal business address of the BVF II is 44 Montgomery St., 40th Floor, San Francisco, California 94104.

(31)

BVF Partners OS Ltd is the general partner of Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), and as such, may be deemed to beneficially own the Ordinary Shares held by Trading Fund OS. BVF Partners, L.P. (“Partners”) as the investment manager of Trading Fund OS and sole member of BVF Partners OS Ltd may be deemed to beneficially own the Ordinary Shares held by Trading Fund OS. BVF Inc. is the general partner of Partners and may be deemed to beneficially own the Ordinary Shares beneficially owned by Partners. Mark N. Lampert as director and officer of BVF Inc. may be deemed to beneficially own the Ordinary Shares beneficially owned by BVF Inc. The principal business address of the Trading Fund OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(32)

Population Health Equity Partners V GP, LLC (the “General Partner”) is the general partner of Population Health Equity Partners V, L.P. The sole members, and managing members, of the General Partner are Clive Meanwell and Chris Cox. The principal business address is 1200 Morris Turnpike, Suite 3005, Short Hills, NJ 07078.

(33)

Medpace IntermediateCo, Inc. is the sole shareholder of Medpace, Inc. and Medpace Acquisition, Inc. is the sole shareholder of Medpace IntermediateCo, Inc. Medpace Holdings, Inc. is the sole shareholder of Medpace Acquisition, Inc. Each of Medpace IntermediateCo, Inc., Medpace Acquisition, Inc. and Medpace Holdings, Inc. may be deemed to have voting or investment control over the Ordinary Shares held by Medpace, Inc. The principal business address of Medpace, Inc. is 5375 Medpace Way, Cincinnati, Ohio 45227.

(34)

GL China Opportunities Carry GP Ltd. is the sole general partner of GL China Opportunities Carry L.P. Mr. Zhenfu Li is the record owner of all of the issued and outstanding ordinary shares of GL China Opportunities Carry GP Ltd. and may be deemed to having voting or investment power over the Ordinary Shares held by GL China Opportunities Carry L.P.

(35)

JVC Management LLC and Foretta LLC are the members of JVC JYJ LLC. Jonathan Jonas is the sole manager JVC JYJ LLC, JVC Management LLC and Foretta LLC and as a result, may be deemed to be the beneficial owner of the Ordinary Shares held by JVC JYJ LLC.

(36)	The principal business address is One Kaiser Plaza-The Ordway Building, Oakland, CA 94612.
(37)	The principal business address is One Kaiser Plaza-The Ordway Building, Oakland, CA 94612.
(38)

Heinz Daxl, Jefim Gewiet, Christian Berthold Angermayer and Swen Lorenz are the directors of Apeiron SICAV Limited (Presight). The board of directors has delegated the power to exercise investment and voting control over the shares to Altarius Asset Management Ltd. The principal business address of Apeiron SICAV Limited (Presight) is Cornerstone Complex, Suite A, Level 1, 16th September Square, Mosta MST 1180 Malta.

(39)

The Ordinary Shares owned by Janus Henderson Biotech Innovation Master Fund (“Janus Henderson Biotech”) may be deemed to be beneficially owned by, Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for Janus Henderson Biotech set forth above and has the ability to make decisions with respect to the voting and disposition of the Ordinary Shares subject to the oversight of the board of trustees (or similar entity) of Janus Henderson Biotech. Under the terms of its management contract with Janus Henderson Biotech, Janus has overall responsibility for directing the investments of Janus Henderson Biotech in accordance with Janus Henderson Biotech’s investment objective, policies and limitations. Janus Henderson Biotech has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the Ordinary Shares. The principal business address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for this fund are Andrew Acker and Daniel S. Lyons.

(40)

STAK EPNAP has sole voting and investment power over the Ordinary Shares held by it while underlying the depositary receipts. The depositary receipts can be canceled by the board of directors of STAK EPNAP at any time as a consequence of which the shareholder will become the beneficial owner of the securities underlying the depositary receipts. IQ EQ Management (Netherlands) B.V. is the sole director of STAK EPNAP.

(41)

Amgen Singapore is the sole shareholder of Saga Investments Coöperatief U.A. Amgen Technology is the sole shareholder of Amgen Singapore and Onyx and Amgen are the shareholders of Amgen Technology. As a result, Amgen Singapore, Amgen Technology Onyx and Amgen may each be deemed to share beneficial ownership of the Ordinary Shares held of record by Saga Investments Coöperatief U.A. The principal business address of Saga Investments Coöperatief U.A. is Minervum 7061, 4817 ZK Breda, The Netherlands. The information herein is based solely on the Schedule 13G filed by the Saga Investments Coöperatief U.A., Amgen Singapore, Amgen Technology, Onyx and Amgen on December 2, 2022.

(42)

Mitsubishi Tanabe Pharma Corporation is the record holder of 103,737 NewAmsterdam Pharma Company N.V. Ordinary Shares as mentioned above. Mitsubishi Chemical Group Corporation is the sole shareholder of Mitsubishi Tanabe Pharma Corporation. As a result, Mitsubishi Chemical Group Corporation may be deemed to share beneficial ownership of the NewAmsterdam Pharma Company N.V. Ordinary Shares held of record by Mitsubishi Tanabe Pharma Corporation. The principal business address of Mitsubishi Tanabe Pharma Corporation is 3-2-10, Dosho-machi, Chuo-ku, Osaka, 541-8505, Japan.

TAXATION

United States Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax considerations to the U.S. Holders (as defined below) of owning and disposing of the Ordinary Shares and Warrants. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire Ordinary Shares or Warrants. This discussion applies only to a U.S. Holder that is an initial purchaser of the Ordinary Shares or Warrants offered pursuant to this prospectus and that holds the Ordinary Shares or Warrants as a capital asset for tax purposes (generally, property held for investment). In addition, this discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax on net investment income, application of the special tax accounting rules under Section 451(b) of the Code and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, other financial institutions or insurance companies;

•	mutual funds and pension plans;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding Ordinary Shares or Warrants as part of a hedging transaction, “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	U.S. Holders whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	persons who acquired the Ordinary Shares or Warrants pursuant to the exercise of any employee option or otherwise as compensation;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons holding the Ordinary Shares or Warrants in connection with a trade or business or permanent establishment outside the United States; and

•	persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding Ordinary Shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Ordinary Shares or Warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding the Ordinary Shares or Warrants and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Ordinary Shares or Warrants.

The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed U.S. Department of the Treasury (the “Treasury Department”) regulations promulgated under the Code (the “Treasury Regulations”), and the income treaty between the Netherlands and the United States, all as of the date hereof, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of the Ordinary Shares or Warrants and is:

(A)	An individual who is a citizen or individual resident of the United States;

(B)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(C)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(D)

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN THE ORDINARY SHARES OR WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES OR WARRANTS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

Consequences of Ownership and Disposition of the Ordinary Shares to U.S. Holders—Application of Passive Foreign Investment Company Rules to U.S. Holders of Ordinary Shares or Warrants

Based on current estimates of the composition of the income and assets of the Company and its subsidiaries for the taxable year ended December 31, 2023, we believe that the Company may be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the 2023 taxable year. However, we have not yet determined whether we expect to be a PFIC for any future taxable years. A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived in the active conduct of a trade or business) and gains from the disposition of passive assets. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation is treated as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Under certain proposed regulations, a U.S. Holder of our Warrants may be treated as holding our Ordinary Shares for purposes of the PFIC rules. However, these proposed regulations have not yet been adopted. A U.S. Holder of Warrants should consult their own tax advisor to determine the impact of our PFIC status on investment in the Warrants.

There are three separate taxation regimes that could apply to a U.S. Holder of Ordinary Shares or Warrants under the PFIC rules, which are (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, and (iii) the mark-to-market regime (each discussed below). A U.S. Holder who holds (actually or constructively) shares in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. Moreover, dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime

A U.S. Holder that does not make a QEF election or a mark-to-market election, both as described below, will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Ordinary Shares, and (ii) any “excess distribution” received on the U.S. Holder’s Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Ordinary Shares during the preceding three years or the U.S. Holder’s holding period, whichever is shorter).

Generally, under this excess distribution regime: the gain or excess distribution will be allocated ratably over the period during which the U.S. Holder held the Ordinary Shares; the amount allocated to the current taxable year, will be treated as ordinary income; and the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) a U.S. Holder realizes on the sale of Ordinary Shares cannot be treated as capital gains, even if the U.S. Holder holds the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime

A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the Internal Revenue Service (the “IRS”). If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders of Ordinary Shares should not expect that they will receive cash distributions from the Company sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. Holders of Warrants will not be able to make a QEF election with respect to their Warrants.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as a capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to an electing U.S. Holder and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed the Company’s net profits, if any.

A U.S. Holder’s tax basis in Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. U.S. Holders should consult their tax advisors as to the manner in which QEF income inclusions affect their allocable share of the Company’s income and their basis in their Ordinary Shares.

The Company intends to determine its PFIC status at the end of each taxable year and intends to satisfy any applicable record keeping and reporting requirements that apply to a QEF, including providing to U.S. Holders, for each taxable year that it determines it is or, in its reasonable determination, may be a PFIC, a PFIC Annual Information Statement containing information necessary for U.S. Holders to make a QEF election with respect to the Company. The Company will provide such information electronically.

Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above.

Mark-to-Market Regime

Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. A PFIC’s ordinary shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the shares.

For these purposes, the Ordinary Shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter, on a qualified exchange. Any trades that have as their principal purpose meeting this requirement will be disregarded. The Ordinary Shares are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if the Ordinary Shares remain listed on Nasdaq and are regularly traded, and you are a U.S. Holder of such shares, we expect the mark-to-market election would be available to you if we are a classified as a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the Ordinary Shares. U.S. Holders of Warrants will not be able to make a mark-to-market election with respect to their Warrants.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the Ordinary Shares. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the Ordinary Shares over the fair market value of the Ordinary Shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the Ordinary Shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the Ordinary Shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS, unless the securities cease to be marketable.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to the Ordinary Shares, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

Unless otherwise provided by the IRS, each U.S. shareholder of a PFIC is required to file an annual report on IRS Form 8621. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Ordinary Shares to U.S. Holders if the Company is not a PFIC

Distributions on Ordinary Shares

The treatment of U.S. Holders of Ordinary Shares will be materially different from that described above if the Company is not treated as a PFIC for the taxable year. If the Company is not treated as a PFIC for the taxable year, the gross amount of any distribution on Ordinary Shares generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received, to the extent that the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because the Company does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is currently expected that any distributions generally will be reported to U.S. Holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, dividends will be taxed at the preferential long-term capital gains rate (see “—Sale or Other Taxable Disposition of Ordinary Shares” below), provided the applicable holding period is met, if Ordinary Shares are readily tradable on an established securities market in the United States (which they will be if the Ordinary Shares continue to be traded on Nasdaq) and certain other requirements are met. There can be no assurance that Ordinary Shares will be considered readily tradable on an established securities market in all future years. U.S. Holders should consult their tax advisors regarding the potential availability of the lower rate for any dividends paid with respect to Ordinary Shares.

A U.S. Holder must include any Dutch tax withheld from the dividend payment in the gross amount of the dividend even if the holder does not in fact receive it. The dividend is taxable to the holder when the holder receives the dividend, actually or constructively. The amount of the dividend distribution includible in a U.S. Holder’s income will be the U.S. dollar value of the Euro payments made, determined at the spot Euro/U.S. dollar rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to US. Corporates under the Code. Dividends that the Company distributes generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income” for foreign tax credit limitation purposes. The rules relating to the determination of the foreign tax credit limitation are complex, and U.S. Holders should consult their tax advisor to determine whether and to what extent they will be entitled to a credit for Dutch withholding taxes imposed in respect of any dividend the Company distributes.

Sale or Other Taxable Disposition of Ordinary Shares

If the Company is not treated as a PFIC for the taxable year, a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption (subject to the discussion below) or other taxable disposition of Ordinary Shares or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is in the form of currency other than U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the securities disposed of in the transaction are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date. U.S. Holders should consult their tax advisors regarding the tax consequences if foreign taxes are imposed on a taxable disposition of ordinary shares and their ability to credit such foreign tax against their U.S. federal income tax liability.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES.

Sale or Disposition of a Warrant

A U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption (subject to the discussion below) or other taxable disposition of the Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in the Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is in the form of currency other than U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the securities disposed of in the transaction are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date. U.S. Holders should consult their tax advisors regarding the tax consequences if foreign taxes are imposed on a taxable disposition of warrants and their ability to credit such foreign tax against their U.S. federal income tax liability.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in our Ordinary Shares received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Ordinary Shares received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares generally would include the holding period of the Warrant.

It is also possible that a cashless exercise of a Warrant will be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Ordinary Shares received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Ordinary Shares received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE WARRANTS AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE WARRANTS.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the Ordinary Shares, subject to certain exceptions (including an exception for securities held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. A U.S. Holder will not be required to file IRS Form 8938 if the holder timely files IRS Form 8621. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the securities.

U.S. Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable U.S. Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. U.S. Holders should consult their tax advisors to determine the tax return obligations, if any, with respect to our securities, and the receipt of Euro in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Material Dutch Tax Considerations—Ordinary Shares and Warrants

Taxation in the Netherlands

This section only outlines material Dutch tax consequences of the acquisition, holding and disposal of the Ordinary Shares, the acquisition, holding, exercise and disposal of the Warrants and the exercise of the Rollover Options. This section does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of Ordinary Shares, Warrants or Rollover Options and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules. In view of its general nature, this section should be treated with corresponding caution.

This section is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, including, for the avoidance of doubt, the tax rates applicable on the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change may invalidate the contents of this section, which will not be updated to reflect such change. Where this section refers to “the Netherlands” or “Dutch” it refers only to the part of the Kingdom of the Netherlands located in Europe.

This section is intended as general information only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the acquisition, holding and disposal of the Ordinary Shares, Warrants or Rollover Options. Holders or prospective holders of Ordinary Shares, Warrants or Rollover Options should consult their own tax advisor regarding the Dutch tax consequences relating to the acquisition, holding and disposal of Ordinary Shares, the acquisition, holding, exercise and disposal of Warrants or, as applicable, the exercise of Rollover Options in light of their particular circumstances.

Please note that this section does not describe the Dutch tax consequences for:

i.

a holder of Ordinary Shares, Warrants or Rollover Options if such holder has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in us under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a holder is considered to hold a substantial interest in us, if such holder alone or, in the case of an individual, together with such holder’s partner for Dutch income tax purposes, or any relatives by blood or marriage in the direct line (including foster children), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of the Company or of 5% or more of the issued and outstanding capital of a certain class of shares; or (ii) rights, including the Warrants and Rollover Options, to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights that relate to 5% or more of the Company’s annual profits or to 5% or more of the Company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

ii.

a holder of Ordinary Shares, Warrants or Rollover Options if the Ordinary Shares, Warrants or Rollover Options held by such holder qualify or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder’s shareholding of, or right to acquire, 5% or more in the Company’s nominal paid-up share capital qualifies as a participation. A holder may also have a participation if (a) such holder does not have a shareholding of 5% or more but a related entity (statutorily defined term) has a participation or (b) the Company is a related entity (statutorily defined term);

iii.

a holder of Ordinary Shares which is or who is entitled or required to apply the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any income (opbrengst) derived from the Ordinary Shares (as defined in Article 4 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting)). Generally, a holder of Ordinary Shares may be entitled or required to apply, subject to certain other requirements, the dividend withholding tax exemption if it is an entity and holds an interest of 5% or more in the Company’s nominal paid-up share capital;

iv.

pension funds, investment institutions (fiscale beleggingsinstellingen) and tax exempt investment institutions (vrijgestelde beleggingsinstellingen) (each as defined in the Dutch Corporate Income Tax Act 1969) and other entities that are, in whole or in part, not subject to or exempt from Dutch corporate income tax, entities that have a function comparable to an investment institution or a tax exempt investment institution, as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards;

v.

a holder of Ordinary Shares, Warrants or Rollover Options if such Ordinary Shares, Warrants or Rollover Options or any benefit derived from the Ordinary Shares, Warrants or Rollover Options, as applicable, are remuneration or deemed to be remuneration for (employment) activities performed by such holder or certain individuals related to such holder (as defined in the Dutch Income Tax Act 2001); and

vi.

a holder of options for Ordinary Shares, Warrants or Rollover Options if such holder is related (gelieerd) to the Company within the meaning of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021).

Dividend withholding tax

Dividends distributed by the Company are generally subject to Dutch dividend withholding tax at a rate of 15%. Generally, the Company is responsible for the withholding of such dividend withholding tax at source; the Dutch dividend withholding tax is for the account of the holder of Ordinary Shares.

The expression “dividends distributed” includes, but is not limited to:

i.	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

ii.

liquidation proceeds, proceeds from the redemption of Ordinary Shares, or proceeds from the repurchase of Ordinary Shares (other than as temporary portfolio investment; tijdelijke belegging) by the Company or one of our subsidiaries or other affiliated entities, in each case to the extent such proceeds exceed the average paid-in capital of those Ordinary Shares as recognized for Dutch dividend withholding tax purposes;

iii.

an amount equal to the nominal value of the Ordinary Shares issued or an increase of the nominal value of the Ordinary Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

iv.	partial repayment of the paid-in capital recognized for Dutch dividend withholding tax purposes, if and to the extent that the Company has “net profits” (zuivere winst), unless:

•	our general meeting of shareholders has resolved in advance to make such repayment; and

•

the nominal value of the Ordinary Shares concerned has been reduced by an equal amount by way of an amendment to our articles of association. The term “net profits” includes anticipated profits that have yet to be realized.

Corporate legal entities that are resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (“Dutch Resident Entities”) generally are entitled to an exemption from, or a credit for, any Dutch dividend withholding tax against their Dutch corporate income tax liability. The credit in any given year is, however, limited to the amount of Dutch corporate income tax payable in respect of the relevant year with an indefinite carry forward of any excess amount. Individuals who are resident or deemed to be resident of the Netherlands for Dutch personal income tax purposes (“Dutch Resident Individuals”) generally are entitled to a credit for any Dutch dividend withholding tax against their Dutch personal income tax liability and to a refund of any residual Dutch dividend withholding tax. The above generally also applies to holders of Ordinary Shares that are neither resident nor deemed to be resident of the Netherlands (“Non-Resident Holders”) if the Ordinary Shares are attributable to a Dutch permanent establishment of such Non-Resident Holder.

A holder of Ordinary Shares resident of a country other than the Netherlands may, depending on such holder’s specific circumstances, be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch domestic tax law, EU law, or treaties for the avoidance of double taxation in effect between the Netherlands and such other country.

Dividend stripping

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends paid by the Company is not considered the beneficial owner (uiteindelijk gerechtigde; as described in the Dutch Dividend Withholding Tax Act 1965) of those dividends. This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party that receives the dividends while that other party is entitled to a credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax that is more beneficial than that of the shareholder. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a treaty for the avoidance of double taxation.

From January 1, 2024, more stringent rules have been enacted to the setoff, exemption from, and reduction or refund of Dutch dividend withholding tax to address situations where a claim for setoff, exemption, reduction or refund is consistent with Dutch tax law or a double taxation convention but is contrary to the underlying intention or spirit of the dividend stripping rules. The burden of proof with respect to beneficial ownership of dividends distributed by the Company rests on the Dutch tax authorities. If, however, a shareholder would receive dividends, including dividends on the Ordinary Shares, in a calendar year in respect of which an aggregate amount of €1,000 in Dutch dividend withholding tax would otherwise be due based on the rate of 15%, the burden of proof with respect to beneficial ownership of such dividends would lie with the shareholder. Furthermore, for shares traded on a regulated market, including the Ordinary Shares, it has been codified that the record date is used when determining the person who is entitled to the dividend.

Warrants and Rollover Options

In the view of the Company, the exercise of Warrants or Rollover Options does not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price of the Warrant or Rollover Option, as applicable, is below the par value of an Ordinary Share (currently, the par value per Ordinary Share is €0.12, the exercise price of a Warrant is $11.50 and the exercise price of a Rollover Option is €1.16392) and (ii) such difference is not charged against the Company’s share premium reserve recognized for Dutch dividend withholding tax purposes.

If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a Warrant or Rollover Option, respectively, Dutch dividend withholding tax will be due by the Company on a grossed-up basis, meaning that the Dutch dividend withholding tax basis will be equal to the difference referred to in the preceding sentence multiplied by 100/85.

In addition, it cannot be excluded that payments made in consideration for a repurchase or redemption of a Warrant or Rollover Option or a full or partial cash settlement of the Warrant or Rollover Option are in part subject to Dutch dividend withholding tax. To date, no authoritative case law of the Dutch courts has been made publicly available in this respect.

Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraphs.

Taxes on income and capital gains

Dutch Resident Entities

Generally, if the holder of Ordinary Shares, Warrants or Rollover Options is a Dutch Resident Entity, any income derived or deemed to be derived from the Ordinary Shares, Warrants or Rollover Options or any capital gains realized on the disposal or deemed disposal or exercise, as applicable, of the Ordinary Shares, Warrants or Rollover Options is subject to Dutch corporate income tax at a rate of 19% with respect to taxable profits up to €200,000 and 25.8% with respect to taxable profits in excess of that amount (rates and brackets for 2024).

Dutch Resident Individuals

If the holder of Ordinary Shares, Warrants or Rollover Options is a Dutch Resident Individual, any income derived or deemed to be derived from the Ordinary Shares, Warrants or Rollover Options or any capital gains realized on the disposal or deemed disposal or exercise, as applicable, of the Ordinary Shares, Warrants or Rollover Options is subject to Dutch personal income tax at progressive rates (with a maximum of 49.5% in 2024), if:

i.

the Ordinary Shares, Warrants or Rollover Options are attributable to an enterprise from which the holder of Ordinary Shares, Warrants or Rollover Options derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

ii.

the holder of Ordinary Shares, Warrants or Rollover Options is considered to perform activities with respect to the Ordinary Shares, Warrants or Rollover Options that go beyond ordinary asset management (normaal, actief vermogensbeheer) or otherwise derives benefits from the Ordinary Shares, Warrants or Rollover Options that are taxable as benefits from miscellaneous activities (resultaat uit overige werkzaamheden).

Taxation of savings and investments

If the above-mentioned conditions (i) and (ii) do not apply to the Dutch Resident Individual, the Ordinary Shares, Warrants or Rollover Options will be subject to an annual Dutch income tax under the regime for savings and investments (inkomen uit sparen en beleggen). Taxation only occurs insofar the Dutch Resident Individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The net investment assets for the year are the fair market value of the investment assets less the fair market value of the liabilities on January 1 of the relevant calendar year (reference date; peildatum). Any actual income or any capital gain realized in respect of the Ordinary Shares, Warrants or Rollover Options is as such not subject to Dutch income tax.

The Dutch Resident Individual’s investment assets and liabilities taxed under this regime, including the Ordinary Shares, Warrants or Rollover Options, are allocated over the following three categories: (a) bank savings

(banktegoeden), (b) other investments (overige bezittingen), including the Ordinary Shares, Warrants or Rollover Options, and (c) liabilities (schulden). The taxable benefit for the year (voordeel uit sparen en beleggen) is equal to the product of (x) the total deemed return divided by the sum of bank savings, other investments and liabilities and (y) the sum of bank savings, other investments and liabilities minus the statutory threshold, and is taxed at a flat rate of 36% (rate for 2024).

The deemed return applicable to other investments, including the Ordinary Shares, Warrants or Rollover Options, is set at 6.04% for the calendar year 2024. Transactions in the three-month period before and after January 1 of the relevant calendar year implemented to arbitrate between the deemed return percentages applicable to bank savings, other investments and liabilities will for purpose of determining the applicable deemed return percentage be ignored if the holder of Ordinary Shares, Warrants or Rollover Options cannot sufficiently demonstrate that such transactions are implemented for other than tax reasons.

The current Dutch income tax regime for savings and investments was implemented in Dutch tax law following the decision of the Dutch Supreme Court (Hoge Raad) of December 24, 2021 (ECLI:NL:2021:1963) (the “Decision”). In the Decision, the Dutch Supreme Court ruled that the (old) system of taxation for savings and investments based on a deemed return may under specific circumstances contravene with Section 1 of the First Protocol to the European Convention on Human Rights in combination with Section 14 of the European Convention on Human Rights (the “EC-Human Rights”). A new court procedure is pending before the Dutch Supreme Court questioning whether the current tax system for savings and investments is in line with the Decision. On September 18, 2023 (ECLI:NL:PHR:2023:655), the Attorney General Wattel concluded that the new tax system is not in line with the Decision, except for the taxation of bank savings, as the system is, in short, still based on a deemed return rather than actual returns, and as a result, the regime violates the EC-Human Rights. The decision of the Dutch Supreme Court is expected mid-2024. In addition, on September 8, 2023, the outgoing (demissionair) cabinet published a law proposal for a new tax system for savings and investments on the basis of actual returns according to an asset accumulation system, the ‘Actual Return Box 3 Act’ (Wet werkelijk rendement box 3). The proposed system is expected to come into effect on January 1, 2027, at the earliest.

Holders of Ordinary Shares, Warrants and Rollover Options are advised to consult their own tax advisor to ensure that the tax in respect of the Ordinary Shares, Warrants and Rollover Options is levied in accordance with the applicable Dutch tax rules at the relevant time.

Non-residents of the Netherlands

A holder of Ordinary Shares, Warrants or Rollover Options that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch income tax in respect of income derived or deemed to be derived from the Ordinary Shares, Warrants or Rollover Options or in respect of capital gains realized on the disposal or deemed disposal or exercise, as applicable, of the Ordinary Shares, Warrants or Rollover Options, provided that:

i.

such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969, as applicable) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Ordinary Shares, Warrants or Rollover Options are attributable; and

ii.

in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Ordinary Shares, Warrants or Rollover Options that go beyond ordinary asset management and does not otherwise derive benefits from the Ordinary Shares, Warrants or Rollover Options that are taxable as benefits from miscellaneous activities in the Netherlands.

Gift and inheritance taxes

Residents of the Netherlands

Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Ordinary Shares, Warrants or Rollover Options by way of a gift by, or on the death of, a holder of Ordinary Shares who is resident or deemed resident of the Netherlands at the time of the gift or such holder’s death.

Non-residents of the Netherlands

No gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Ordinary Shares, Warrants or Rollover Options by way of a gift by, or on the death of, a holder of Ordinary Shares, Warrants or Rollover Options who is neither resident nor deemed to be resident of the Netherlands, unless:

i.

in the case of a gift of an Ordinary Share, Warrant or Rollover Option by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident of the Netherlands; or

ii.

in the case of a gift of an Ordinary Share, Warrant or Rollover Option is made under a condition precedent, the holder of such Ordinary Share, Warrant or Rollover Option, as applicable, is resident or is deemed to be resident of the Netherlands at the time the condition is fulfilled; or

iii.	the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident of the Netherlands.

For purposes of Dutch gift and inheritance taxes, amongst others, a person that holds the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the ten years preceding the date of the gift or such person’s death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Value added tax (VAT)

No Dutch VAT will be payable by a holder of Ordinary Shares, Warrants or Rollover Options in respect of any payment in consideration for the acquisition, holding, disposal or exercise, as applicable, of the Ordinary Shares, Warrants or Rollover Options.

Real Property Transfer Tax

Under circumstances, the Ordinary Shares could, for the purposes of Dutch real property transfer tax (overdrachtsbelasting), be treated as real property (fictieve onroerende zaken) located in the Netherlands, in which case this tax could be payable upon acquisition of Ordinary Shares.

The Ordinary Shares will generally not be treated as real property if at the time of, or at any time during the year preceding, the acquisition of the Ordinary Shares:

i.	our assets do not and did not include real property situated in the Netherlands; or

ii.

our assets only include and included real property, situated either in or outside the Netherlands, that we do not and did not hold, and currently do not intend to hold, predominantly as a financial investment.

Real property as referred to under (i) and (ii) above includes legal ownership and more limited legal rights over the property (rights in rem) (zakelijke rechten) as well as contractual rights that give us economic exposure to the value of such real property, and certain participations or interests in entities that are treated as real property.

Our assets do not include and have not included real property situated in the Netherlands as described above. Consequently, no Dutch real property transfer tax becomes payable upon an acquisition of Ordinary Shares.

Stamp Duties

No Dutch documentation taxes (commonly referred to as stamp duties) will be payable by a holder of Ordinary Shares, Warrants or Rollover Options in respect of any payment in consideration for the holding or disposal or exercise, as applicable of the Ordinary Shares, Warrants or Rollover Options.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to (i) 1,736,545 Ordinary Shares underlying the Rollover Options, (ii) 3,352,857 Ordinary Shares that are issuable upon the exercise of 3,352,857 Warrants and (iii) up to 1,886,137 Earnout Shares. We are registering the possible offer and sale from time to time of up to 60,395,006 Ordinary Shares by the Selling Securityholders (including Ordinary Shares underlying the Warrants) and up to 167,000 Private Placement Warrants by the Selling Securityholders. All of the Ordinary Shares and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Except as set forth in any applicable agreement providing registration rights, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in the Investor Rights Agreement and the Subscription Agreements, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution for value of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbol “NAMS” and “NAMSW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purpose of the above provisions, the expression “an offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended, including any relevant delegated regulations.

MiFID II Product Governance

Any person offering, selling or recommending the securities (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II (Directive 2014/65/EU) is responsible for undertaking its own target market assessment in respect of the securities (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of the securities shall require us or the representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”).

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSM)A in connection with the issue or sale of any securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company. Each purchaser of securities must comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to any securities in, from or otherwise involving the United Kingdom.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the UK Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

NautaDutilh N.V., Dutch counsel to the Company, has provided a legal opinion for the Company regarding (i) valid issue, (ii) paying up and (iii) non-assessability of the Ordinary Shares offered by this prospectus, based on the assumptions and subject to the qualifications and limitations set out therein. Certain legal matters in connection with this offering relating to New York law will be passed upon for us by Covington  & Burling LLP, New York, New York.

EXPERTS

The financial statements of NewAmsterdam Pharma Company N.V. as at December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference into this prospectus, have been audited by Deloitte Accountants B.V., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized and existing under the laws of the Netherlands. As such, under Dutch private international law, the rights and obligations of our shareholders vis-à-vis the Company originating from Dutch corporate law and our Articles of Association, as well as the civil liability of our officers (functionarissen) (including our directors and executive officers) are governed in certain respects by the laws of the Netherlands.

We are not a resident of the United States and our officers may also not all be residents of the United States. As a result, depending on the subject matter of the action brought against us and/or our officers, United States courts may not have jurisdiction. If a Dutch court has jurisdiction with respect to such action, that court will apply Dutch procedural law and Dutch private international law to determine the law applicable to that action. Depending on the subject matter of the relevant action, a competent Dutch court may apply another law than the laws of the United States.

Also, service of process against non-residents of the United States can in principle (absent, for example, a valid choice of domicile) not be effected in the United States.

On the date of this prospectus, (i) there is no treaty in force between the United States and the Netherlands for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters and (ii) both the Hague Convention on Choice of Court Agreements (2005) and the Hague Judgments Convention (2019) have entered into force for the Netherlands, but have not entered into force for the United States. Consequently, a judgment rendered by a court in the United States will not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment rendered by a court in the United States that is enforceable under the laws of the United States and files a claim with the competent Dutch court, the Dutch court will in principle give binding effect to that United States judgment if (i) the jurisdiction of the United States court was based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the United States court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such United States judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the United States court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for recognition in the Netherlands. Even if such a United States judgment is given binding effect, a claim based thereon may, however, still be rejected if the United States judgment is not or no longer formally enforceable. Moreover, if the United States judgment is not final (for instance when appeal is possible or pending) a competent Dutch court may postpone recognition until the United States judgment will have become final, refuse recognition under the understanding that recognition can be asked again once the United States judgment will have become final, or impose as a condition for recognition that security is posted.

A competent Dutch court may deny the recognition and enforcement of punitive damages or other awards. Moreover, a competent Dutch court may reduce the amount of damages granted by a United States court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Finally, there may be specific other instances, including pursuant to anti-boycott rules and regulations, where Dutch law prohibits the recognition and enforcement of a United States judgment. Thus, United States investors may not be able, or experience difficulty, to enforce a judgment obtained in a United States court against us or our officers.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and all subsequent annual reports on Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), prior to the completion or termination of this offering, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, shall be incorporated by reference.

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2024 (excluding Item 7.01, Exhibit 99.1 and Exhibit 99.2) and February 15, 2024 (excluding Item 7.01, Exhibit 99.1 and Exhibit 99.2);

•

The description of the Ordinary Shares and Public Warrants contained in the registration statement on Form 8-A, filed with the SEC on November  22, 2022, as the description therein has been updated and superseded by the description of our Ordinary Shares and Public Warrants contained in Exhibit  4.4 of our Annual Report on Form 10-K for the year ended December 31, 2023, and including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request a copy of such documents at no cost, by writing or telephoning us at the following address or telephone number:

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Tel: +31 (0) 35 206 2971

Attn: Chief Accounting Officer

WHERE YOU CAN FIND MORE INFORMATION

We file certain periodic and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.newamsterdampharma.com. Information contained on, or that can be accessible through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities offered by this prospectus, you may examine the registration statement of which this prospectus forms a part and the exhibits filed with it at the website provided in the previous paragraph. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

NewAmsterdam Pharma Company N.V.

PROSPECTUS

March 8, 2024